SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2007

U.S. Energy Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10238	52-1216347
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 Lexington Avenue 15th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 588-8901

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 26, 2007, U.S. Energy Systems, Inc. (the “Company”) determined that it was necessary to amend and restate its financial statements and other financial information for the quarterly period ended September 30, 2006. This restatement resulted from a change in the interpretation and application of Statement of Financial Accounting Standards No. 141, Business Combinations (“FAS 141”) to the purchase accounting for the acquisition of certain energy assets in the United Kingdom, which was completed August 7, 2006 (the “UK Transaction”). The Audit Committee of the Board of Directors has discussed this quarterly restatement with Weiser LLP, the Company’s independent registered public accounting firm for the affected period.

As originally reported on the Company’s Form 10-Q for the period ended September 30, 2006, filed with the Securities and Exchange Commission on November 21, 2006, the excess of the fair market value of the assets acquired in the UK Transaction over the acquisition price was recorded as a $25 million Extraordinary Gain on Acquisition of a Segment. Upon a reassessment of FAS 141, it was determined that this excess should first be allocated against the fair value of the acquired assets on a prorated basis until such assets had been written down to zero, before any gain is recorded. As a result, the estimated gain of $25 million, less $5,254,000 from minority interest, has been reversed and the acquired assets have been reduced by the excess of fair market value of the assets acquired over the purchase price.

In addition, a change in the valuation of the various equity interests provided to the sellers and lenders resulted in an increase in the acquisition and debt issuance costs associated with the issuance of the equity interests. The valuation of the equity interests is based upon the average market price of the Company’s stock during a five day period surrounding the announcement date (a period of two days before the announcement date to two days after the announcement date). The original valuation of the equity interests utilized a stock price of $3.30 per share for the acquisition costs and $4.47 for the debt issuance costs. Utilizing the revised interpretation of FAS141, the valuation price was adjusted to $4.99 per share for the acquisition costs and $6.90 for the debt issuance costs. The change resulted in an increase in the total acquisition price of $3,247,000 and an increase in debt issuance cost of $31,388,000 which is netted against the debt for presentation purposes. The proceeds for the debt issuance costs were allocated at relative fair value.

The reversal of the previously recorded $25 million extraordinary gain and the resulting adjusted carrying value of the assets have no effect on the cash flows or current operating income of the Company for the quarterly period ended September 30, 2006. The net reduction in the carrying value of these assets will decrease future charges for depreciation, depletion and amortization related to these assets which will result in an increase in future operating income on a comparable basis. The changes for the valuation of the equity instruments issued in connection with the UK Transaction have no effect on the cash flows of the Company for the quarterly period ended September 30, 2006 but will reduce current operating income by the amount of the amortization of the debt issuance costs, approximately $328,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Energy Systems, Inc.

By:	/s/ Adam D. Greene
Adam D. Greene
Executive Vice President

Dated: March 30, 2007